Exhibit 10.2

                                                  Agreement

This agreement to extend the closing date of the acquisition of the Tar Heel Tour, Inc. is made and entered into this 16th day of August, 2006.

The parties hereto have entered into an Agreement for the Exchange of Common Stock, whereby Greens Worldwide Incorporated is acquiring 100% of the common shares of Tar Heel Tour, Inc. for shares of Greens Worldwide. The closing date was set at August 16, 2006.

However, certain circumstances have arisen which requires the closing date to be amended.

Therefore, the parties hereto agree to extend the closing date of the transaction referenced herein to on or before August 30, 2006.

Greens Worldwide Incorporated                           Tar Heel Tour, Inc.

By:    s/ R. Thomas Kidd

By:    s/ Paul Wortham

Shareholders:

  s/ Paul Wortham

  s/ David Siegel

  s/ Mike Lincoln